BALCOR REALTY INVESTORS 85-SERIES III
                       A Real Estate Limited Partnership
                                 P.O. Box 7190
                        Deerfield, Illinois 60015-7190


November 17, 1995


Dear Investor,

By this time you may have received an offer from Walton Street Capital Acquisition Co., L.L.C. to acquire 45 percent of the limited partnership units of Balcor Realty Investors 85-Series III A Real Estate Limited Partnership.

Numerous items which appear in the offer call for a considered response from Balcor Partners-XVIII, the general partner of Balcor Realty Investors 85-Series III A Real Estate Limited Partnership. You will be hearing from your general partner with respect to this offer no later than November 30, 1995.

In the meantime, we advise you to defer making a determination as to whether to accept or reject such offer. In addition, please understand that while your telephone inquiries are welcome, the securities laws strictly limit what your general partner can tell you about this offer prior to its written response to you on or before November 30, 1995.


Very truly yours,


BALCOR REALTY INVESTORS 85-SERIES III
A Real Estate Limited Partnership

     By:  Balcor Partners-XVIII,
          the General Partner

     By:  The Balcor Company,
          a partner

          /s/Thomas E. Meador

          Thomas E. Meador
          President